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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-36318) and related Prospectus of Incyte Genomics, Inc. for the registration of $200,000,000 principle amount of 5.5% Convertible Subordinated Notes Due 2007 and the shares of Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated January 24, 2000 with respect to the consolidated financial statements and schedule of Incyte Genomics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Palo Alto, California
July 31, 2000